Exhibit 99.1

News Release
For Immediate Release

TearLab Corporation Reports 2011 Financial Results

San Diego, CA —March 22, 2012— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the quarter and the year ended December 31, 2011.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended December 31, 2011, TearLab’s net revenues were $499,000 as compared to $798,000 for the same period in 2010.  The Company’s net loss for the three months ended December 31, 2011 was approximately $3.5 million, or $0.17.  This included approximately $0.7 million in non-cash expense related to the revaluation of warrants arising from the June 2011 private placement financing.  The loss for the three months ended December 31, 2010 was $0.9 million, or $0.06 per share.

For the year ended December 31, 2011, TearLab’s net revenues were $2,124,000 as compared to $1,701,000 for the same period in 2010.  The Company’s net loss for the year ended December 31, 2011 was approximately $8.8 million, or $0.50 per share.  For the year ended December 31, 2010, the loss was $6.7 million, or $0.47 per share.  2011 cash used in operating activities was approximately $6 million.

As of December 31, 2011, TearLab had $2.8 million in cash and cash equivalents.

“In many respects, we just crossed the starting line with the FDA’s issuance of CLIA waiver at the end of January 2012.  CLIA waiver was the final approval needed for our full commercialization of the TearLab® Osmolarity System in the U.S., and it came together with Medicare reimbursement of $46.80 per patient across all U.S. states.  The fact that fourth quarter 2011 revenues grew sequentially by 50% over the previous quarter, despite the fact that we could only sell our device to labs and lab directors throughout the year, serves as an early indication that our new “3/15” and “3/24” marketing programs represent a great value proposition for our customers.  Indeed, based on early sales activity in the few weeks since CLIA waiver was received, we remain confident that the adoption curve of this groundbreaking test will steepen significantly in 2012," commented Elias Vamvakas, TearLab’s Chief Executive Officer.

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, March 22, at 8:30am Eastern Time at 877-303-1596.  The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section.  For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 60757543 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future success of our “3/15” and “3/24” marketing programs, the future commercial adoption of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 486-1158
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
($ 000’s)

	Three months ended December 31		Year ended December 31
	2011	2010	2011	2010
Revenue	$499	$798	$2,124	$1,701
Cost of goods sold	409	357	1,626	849
Gross profit	90	441	498	852
Operating expenses
Amortization of intangible assets	304	304	1,215	1,215
General and administrative	1,100	876	3,842	3,753
Clinical, regulatory and research & development	542	329	1,304	1,365
Sales and marketing	865	472	2,195	1,463
Total operating expenses	2,811	1,981	8,556	7,796
Loss from operations	(2,721)	(1,540)	(8,058)	(6,944)
Other income (expenses)	(751)	633	(751)	261
Net loss	(3,472)	(907)	(8,809)	(6,683)
Weighted average number of shares outstanding – basic and diluted	20,414,993	14,769,748	17,744,736	14,097,973
Net loss per common share – basic and diluted	$(0.17)	$(0.06)	$(0.50)	$(0.47)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
($ 000’s)

	December 31, 2011	December 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$2,807	$2,726
Accounts receivable, net	341	312
Due from related parties, net	4	130
Inventory, net	898	555
Prepaid expenses	190	322
Other current assets	11	33
Total current assets	4,251	4,078

Fixed assets, net	199	126
Patents and trademarks, net	164	192
Intangible assets, net	5,924	7,139
Total assets	$10,538	$11,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$218	$353
Accrued liabilities	1,815	1,441
Due to stockholders	28	28
Deferred revenue	—	128
Obligations under warrants	2,957	39
Notes payable and accrued interest	—	1,669
Total current liabilities	5,018	3,658

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 20,414,993 issued and outstanding at December 31, 2011 and 40,000,000 authorized, 14,775,366 issued and outstanding at December 31, 2010	20	15
Additional paid-in capital	393,035	386,588
Accumulated deficit	(387,535)	(378,726)
Total stockholders’ equity	5,520	7,877
Total liabilities and stockholders’ equity	$10,538	$11,535